Exhibit 99.1

Live Oak Bancshares Appoints Dr. Tonya Bradford to Board of Directors

WILMINGTON, N.C. (September 17, 2020) – Live Oak Bancshares announced today the appointment of Dr. Tonya Bradford to its board of directors effective September 16, 2020. Dr. Bradford has also been appointed to the board of directors of Live Oak Bank.

“We are very pleased to welcome Tonya to our board,” said Live Oak Chairman and CEO James S. (Chip) Mahan, III. “She is an accomplished executive and academic and brings a wealth of expertise and strategic vision to help Live Oak Bank continue on its mission to be America’s small business bank.”

Dr. Bradford is an associate professor at the Paul Merage School of Business at the University of California at Irvine. She publishes and teaches marketing management and brand strategy at the graduate and undergraduate level and studies consumer rituals.

Prior to her academic career at UCI, Dr. Bradford spent 17 years in domestic and international markets including a position as general manager at S1 Corporation in Atlanta; principal at Gemini Consulting (now Cap Gemini) in the US, UK, Belgium and South Africa; Allstate Insurance; and Charles Schwab & Co. Inc.

Dr. Bradford received a Bachelor of Arts degree in anthropology from Northwestern University and an MBA and PhD in Marketing from Northwestern’s Kellogg School of Management.

“I am excited and honored to work with the Live Oak team as they continue to grow and successfully deliver capital to America’s entrepreneurs,” said Dr. Bradford. “There has never been a more important time in our country’s history to support America’s small businesses, and I am thrilled to be part of the role Live Oak plays in transforming the way banking is done.”

About Live Oak Bancshares
Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and parent company of Live Oak Bank. Live Oak Bancshares and its subsidiaries partner with businesses who share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoakbank.com.

Contact:
Claire Parker, SVP of Corporate Communications
910.597.1592
claire.parker@liveoak.bank

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